UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re SWIFT ENERGY COMPANY, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 15-12670 (MFW) (Jointly Administered) Re: Docket No. 490

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER
CONFIRMING PURSUANT TO SECTION 1129(a) AND (b) OF THE
BANKRUPTCY CODE THE SECOND AMENDED JOINT PLAN OF
REORGANIZATION OF THE DEBTORS AND DEBTORS IN POSSESSION
Swift Energy Company; Swift Energy International, Inc.; Swift Energy Group, Inc.; Swift Energy USA, Inc.; Swift Energy Alaska, Inc.; Swift Energy Operating, LLC; GASRS LLC; SWENCO-Western, LLC; and Swift Energy Exploration Services (collectively, the "Debtors"), having:

a.
proposed the Joint Plan of Reorganization of the Debtors and Debtors in Possession (in the form filed on the docket of this Court (defined below) on February 5, 2016 [D.I. 243] and included in the contents of the Solicitation Packages (defined below) distributed to the creditors that were entitled to vote thereon, (the "February 5 Plan"), as modified by the First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession filed on March 15, 2016 [D.I. 417] and as further modified by the Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession filed on March 28, 2016 [D.I. 490] (as modified and including any exhibits thereto and any modifications described herein, the "Plan"), a true and correct copy of which (without exhibits) is attached hereto as Appendix I;[2] and

_________________

1
The Debtors are the following nine entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): Swift Energy Company (0661); Swift Energy International, Inc. (6721); Swift Energy Group, Inc. (8150); Swift Energy USA, Inc. (8212); Swift Energy Alaska, Inc. (6493); Swift Energy Operating, LLC (2961); GASRS LLC (4381); SWENCO-Western, LLC (0449); and Swift Energy Exploration Services, Inc. (2199). The address of each of the Debtors is 17001 Northchase Drive, Suite 100, Houston, Texas 77060.

2
Capitalized terms and phrases used herein have the meanings given to them in the Plan. The rules of interpretation set forth in Section I.B.1. of the Plan apply to this Order. In addition, in accordance with Section I.A. of the Plan, any term used in the Plan or this Order that is not defined in the Plan or this Order, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

b.	filed the Disclosure Statement for Joint Plan of Reorganization Proposed by the Debtors and Debtors in Possession on February 5, 2016 [D.I. 244] (the "Disclosure Statement");
The United States Bankruptcy Court for the District of Delaware (this "Court"):

a.
having entered the Order (I) Approving Disclosure Statement, (II) Establishing Procedures for Solicitation and Tabulation of Votes on Plan, (III) Scheduling a Hearing on Confirmation of Plan, and (IV) Approving Certain Opt-Out Procedures for Equity Holders [D.I. 247] (the "Disclosure Statement Order"), which, among other things, (i) approved the Disclosure Statement under section 1125 of title 11 of the United States Code (the "Bankruptcy Code") and Rule 3017 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), (ii) established March 30, 2016 as the date for the commencement of the hearing to consider confirmation of the Plan (the "Confirmation Hearing"), (iii) approved the form and manner of notice of the Confirmation Hearing, (iv) established certain procedures for soliciting and tabulating votes with respect to the Plan and (v) established March 23, 2016 at 4:00 p.m. (ET) as the deadline for objections to confirmation of the Plan (the "Confirmation Objection Deadline"), March 23, 2016 at 5:00 p.m. (ET) as the voting deadline for holders of all Claims entitled to vote other than Rejection Claims (the "General Voting Deadline"), and March 25, 2016 at 5:00 p.m. (ET) as the voting deadline for holders of Rejection Claims entitled to vote (the "Rejection Claims Voting Deadline," and together with the General Voting Deadline, the "Voting Deadlines").

The Debtors having:

a.	timely and properly:

(i)	solicited the Plan and provided Solicitation Packages to holders of Claims and Interests; and

(ii)
provided due and proper notice of the Confirmation Hearing, the Confirmation Objection Deadline and the Voting Deadlines to holders of Claims against, and Interests in, the Debtors and other parties in interest, in each case, in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules for the District of Delaware (the "Local Bankruptcy Rules") and the Disclosure Statement Order, as established by (A) the Affidavit of Service of Lydia Pastor Nino at Kurtzman Carson Consultants ("KCC"), the Notice and Claims Agent appointed in these Reorganization Cases, filed on March 15, 2016 [D.I. 418] (the "Initial Solicitation Affidavit of Service"), and (B) the Affidavit of

Service of Lydia Pastor Nino at KCC filed on March 28, 2016 [D.I. 480] (the "Supplemental Affidavit of Service" (together, the "Solicitation Affidavits of Service");

b.
caused the publication notice of the Confirmation Hearing in USA Today and The Houston Chronicle, as set forth in the Affidavits of Publication filed on March 4, 2016 and March 11, 2016 [D.I. 380, 404] (the "Publication Affidavits");

c.
filed certain Plan exhibits, including the Notice of Filing of Supplemental Disclosure and Exhibits to the Joint Plan of Reorganization [D.I. 393]; the Notice of Filing of Exit Facility Term Sheet Exhibit to the Joint Plan of Reorganization [D.I. 405]; the Notice of Filing of Updated Business Plan [D.I. 406]; the Notice of Filing of Commitment and Fee Letters for Exit Facility Term Sheet Exhibit to the Joint Plan of Reorganization [D.I. 435]; the Notice of Filing of Management Incentive Program Exhibits to the Joint Plan of Reorganization [D.I. 436]; and the Notice of Retained Causes of Action Exhibit to the Joint Plan of Reorganization [D.I. 504] (collectively, the ("Plan Supplement");

d.	received certain objections to confirmation of the Plan, including:

(i)	Amended Objection of the Texas Comptroller of Public Accounts to Confirmation of Debtors' First Amended Joint Plan of Reorganization [D.I. 441] (the "Texas Comptroller Objection");

(ii)	Letter from Paul A. Melita [D.I. 454];

(iii)	Letter from Nancy Furey [D.I. 455];

(iv)	Objection by the Internal Revenue Service to the Joint Plan of Reorganization of the Debtors and the Debtors in Possession [D.I. 456] (the "IRS Objection");

(v)
Limited Joint Objection of The Bracken Group, The Baetz Group and The Petty Group to Confirmation of the First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession [D.I. 458] (the "Bracken Objection");

(vi)	Limited Objection of Y Bar Ranch to Confirmation of the Joint Plan of Reorganization of the Debtors and Debtors in Possession and Reservation of Rights [D.I. 459] (the "Y Bar Objection");
(vii)Objection of Morris Propp II to Confirmation of Chapter 11 Plan [D.I. 460] (the "Propp Objection");

(viii)Objection by the Department of the Interior to the Joint Plan of Reorganization of the Debtors and the Debtors in Possession [D.I. 464] (the "DOI Objection");

(ix)	Eagle Ford Gathering LLC and Copano Energy Services/Upper Gulf Coast LLC Objection to Debtors' Joint Plan of Reorganization [D.I. 465] (the "EFG Objection");

(x)	Louisiana Department of Revenue's Objection to Confirmation of Debtor's First Amended Joint Plan of Reorganization [D.I. 466] (the "LDR Objection"); and

(xi)	Reservation of Rights of Anadarko E&P Company LP to Confirmation of the First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession [D.I. 468] (the "Anadarko Reservation");
(collectively, the "Formal Objections"); and

e.	received informal comments to confirmation of the Plan from certain parties, including:

(i)	United States Trustee for the District of Delaware (the "U.S. Trustee");

(ii)	the Environmental Protection Agency and other United States' regulatory agencies (the "US Agencies");

(iii)	Bruce Vincent;

(iv)	James Mitchell; and

(v)	certain Foster family lessors (the "Foster Lessors")
(collectively with the Formal Objections, the "Objections")

f.	filed:

(vi)
the Certification of David Hartie with Respect to the Tabulation of Votes on the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code on March 25, 2016 [D.I. 476] and the Supplemental Certification of David Hartie with Respect to the Tabulation of Votes on the Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code on March 28, 2016 [D.I. 489] (together, the "Voting Declarations");

(vii)the Debtors' Memorandum of Law in Support of (I) Confirmation of Second Amended Joint Plan of Reorganization; (II) In Reply to Certain Pending Objections Thereto; and (III) Requesting Authorization to Make Plan Modifications [D.I. 491] (the "Confirmation Brief");
(viii)the Declaration of Dean E. Swick in Support of Joint Plan of Reorganization [D.I. 492] (the "Swick Declaration");
This Court having:

a.
found that the Confirmation Hearing Notice (defined below) provided the opportunity for any party in interest to object to confirmation of the Plan and was otherwise adequate and appropriate under the circumstances and that no further notice is required;

b.	familiarity with the Plan and other relevant factors affecting these Reorganization Cases;

c.	familiarity with, and having taken judicial notice of, the entire record of these Reorganization Cases;

d.	considered the Confirmation Brief and:

(i)	Joinder of the Ad Hoc Group of Holders of Senior Notes in Support of Confirmation of the Second Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession [D.I. 497].

e.	commenced the Confirmation Hearing on March 30, 2016;

f.	considered the entire record of the Confirmation Hearing, including, but not limited to:

(i)	the trial testimony of each of the witnesses called at the Confirmation Hearing;

(ii)	the Swick Declaration;

(iii)	the exhibits admitted into evidence at the Confirmation Hearing;

(iv)	the arguments of counsel presented at the Confirmation Hearing;

(v)	the Objections;

(vi)	the resolution and/or settlement of certain Objections on the terms set forth herein; and
(vii)the pleadings filed by the Debtors and the Joinder of the Ad Hoc Group of Holders of Senior Notes;

g.	overruled any and all other Objections to the Plan and to Confirmation not sustained by the Court or consensually resolved or withdrawn, unless otherwise indicated herein;

h.
found the legal and factual bases set forth in the pleadings, documents, testimony and evidence filed or adduced in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and

after due deliberation and good and sufficient cause appearing therefor, and for the reasons set forth on the record at the Confirmation Hearing;

IT IS HEREBY FOUND, DETERMINED AND CONCLUDED THAT:
A.    Findings of Fact and Conclusions of Law. The findings and conclusions set forth herein constitute this Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.
B.    Venue and Jurisdiction. Venue in this Court was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and was and continues to be proper during these Reorganization Cases. This Court has jurisdiction over this matter and these Reorganization Cases pursuant to 28 U.S.C. § 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2), and this Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed and to enter a final order with respect thereto.

C.    Eligibility for Relief. The Debtors qualify as "debtors" under section 109 of the Bankruptcy Code, and the Debtors are proper proponents of the Plan.
D.    Commencement and Administration of these Reorganization Cases. The Debtors commenced these Reorganization Cases, as applicable, on December 31, 2015 and have authority to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in these Reorganization Cases pursuant to section 1104 of the Bankruptcy Code. In accordance with certain orders of this Court, these Reorganization Cases are being jointly administered pursuant to Bankruptcy Rule 1015(b).
E.    Appointment of Statutory Committee. On January 14, 2016, the U.S. Trustee, pursuant to sections 1102(a) and (b) of the Bankruptcy Code, appointed certain unsecured creditors to the Creditors' Committee to represent the interests of all unsecured creditors in these Reorganization Cases [D.I. 102]. On February 19, 2016, the membership of the Creditors' Committee was revised, and now consists of the following members: (i) Wilmington Trust, N.A. and (ii) Bruce H. Vincent [D.I. 297].
F.    Judicial Notice. This Court takes judicial notice of the docket of these Reorganization Cases maintained by the Clerk of this Court or its duly appointed agent, including, but not limited to, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, adduced, and/or presented at the various hearings held before this Court during the pendency of these Reorganization Cases.
G.    Solicitation and Notice. As evidenced by the Solicitation Affidavits of Service, the Solicitation Packages were transmitted and served in accordance with the terms of the Disclosure Statement Order. Under the circumstances of these Reorganization Cases, such service of the Solicitation Packages, together with the other notices delivered pursuant to the terms of the Disclosure Statement Order and the publication of notice of the Confirmation Hearing as set forth in the Publication Affidavits were (i) conducted in good faith, (ii) provided adequate and sufficient notice of the Confirmation Hearing and the other requirements, deadlines and matters related to Confirmation of the Plan, (iii) timely and properly served or published in compliance with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order and (iv) provided due process and an opportunity to appear and to be heard to all parties in interest. Because the foregoing transmittals, notices and service were adequate and sufficient, no other or further notice is necessary or shall be required.
H.    Voting. As evidenced by the Voting Declarations, votes on the Plan were solicited and tabulated fairly, in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. As set forth in the Voting Declarations, Classes 4A and 4F voted to accept the Plan.
I.    Burden of Proof. The Debtors have the burden of proving all elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence and the Debtors have met that evidentiary burden. Each witness who testified or submitted a declaration on behalf of the Debtors at or in connection with the Confirmation Hearing was credible, reliable and qualified to testify as to the topics addressed in his or her testimony that related to the essential elements of sections 1129(a) and (b) of the Bankruptcy Code.
J.    Plan Supplement. The Filing and notice of the Plan Supplement was proper and in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Disclosure Statement Order, and no other or further notice of the materials in the Plan Supplement is or shall be required.

K.    Plan Modifications. Any modifications to the February 5 Plan and to the Plan since the commencement of solicitation and as described in the Confirmation Brief (the "Modifications") constitute immaterial modifications or do not adversely affect or change the treatment of any Claims or Interests. Pursuant to section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019, the Modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against the Debtors be afforded an opportunity to change previously cast acceptances or rejections of the Plan. All such Modifications are subject to the reasonable consent of the Required Consenting Noteholders and will be made in consultation with the Committee. The Filing of the Modifications and the disclosure of the Modifications on the record at the Confirmation Hearing, constitute due and sufficient notice thereof under the circumstances of these Reorganization Cases. Accordingly, the Plan (which consists of the Plan amending the February 5 Plan, as modified by the Modifications) is properly before this Court, and all votes cast with respect to the February 5 Plan prior to the Modifications shall be binding and shall apply with respect to the Plan.
L.    Bankruptcy Rule 3016. The Plan is dated and identifies the Debtors as the plan proponents, thereby satisfying Bankruptcy Rule 3016(a). The Disclosure Statement and the February 5 Plan were filed under Docket Nos. 244 and 243, respectively, in these Reorganization Cases, thereby satisfying Bankruptcy Rule 3016(b). The injunction, release and exculpation provisions in the Disclosure Statement and the Plan describe, in bold font and with specific and conspicuous language, all acts to be enjoined and identify the entities that will be subject to the injunction, thereby satisfying Bankruptcy Rule 3016(c).

M.    Good Faith Solicitation and Section 1125(e) of the Bankruptcy Code. The Debtors solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules and the Disclosure Statement Order. Based on the record before this Court in these Reorganization Cases, including, but not limited to, the evidence and testimony proffered, adduced or presented at the Confirmation Hearing, the Debtors and their representatives (as applicable) have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the Local Bankruptcy Rules in connection with all of their respective activities relating to the Plan and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section IV.J. of the Plan.

COMPLIANCE WITH THE REQUIREMENTS
OF SECTION 1129 OF THE BANKRUPTCY CODE
N.    The evidentiary record of the Confirmation Hearing support the findings of fact and conclusions of law set forth in the following paragraphs.
O.    Section 1129(a)(1) of the Bankruptcy Code. The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1.
Section 1122 of the Bankruptcy Code. In accordance with section 1122(a) of the Bankruptcy Code, Article II of the Plan classifies each Claim against and Interest in each of the Debtors into a Class containing only substantially similar Claims asserted against or Interests in each such Debtor;

2.
Section 1123(a)(1) of the Bankruptcy Code. In accordance with section 1123(a)(1) of the Bankruptcy Code, Article II of the Plan properly classifies all Claims and Interests that require classification. In particular, Article II of the Plan segregates into separate classes Priority Claims (Class 1), RBL Secured Claims (Class 2), Other Secured Claims (Class 3), Senior Notes and Rejection Claims (Class 4), General Unsecured Claims (Class 5), Intercompany Claims (Class 6), Intercompany Stock Interests (Class 7), and Stock Interests of Swift (Class 8). The number of classes reflects the diverse characteristics of those Claims and Interests, and the legal rights under the Bankruptcy Code of each of the holders of Claims or Interests within a particular Class are substantially similar to other holders of Claims or Interests within that Class.

3.
Section 1123(a)(2) of the Bankruptcy Code. In accordance with section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan identifies and describes each Class of Claims or Interests that is not impaired under the Plan. In particular, Article III of the Plan indicates that Classes 1, 2, 3, 5, 6, and 7 are unimpaired;

4.
Section 1123(a)(3) of the Bankruptcy Code. In accordance with section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan identifies and describes any Class of Claims or Interests that is impaired under the Plan. In particular, Section III.B. of the Plan indicates that Classes 4 and 8 are impaired;

5.
Section 1123(a)(4) of the Bankruptcy Code. In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Interest of a particular Class unless the holder of such a Claim or Interest agrees to less favorable treatment;

6.
Section 1123(a)(5) of the Bankruptcy Code. In accordance with section 1123(a)(5) of the Bankruptcy Code, the Plan, including Article IV of the Plan, provides adequate means for its implementation, including: (i) the continued corporate existence and vesting of assets in the Reorganized Debtors under section IV.A. of the Plan; (ii) the issuance of New Swift Common Stock and Warrants under section IV.B. of the Plan; (iii) the execution and delivery of, and performance under, the Exit Loan Documents under section IV.C. of the Plan; (iv) the cancellation of certain indebtedness, agreements and existing securities under section IV.D. of the Plan; (v) terms for corporate governance, directors and officers, employment-related agreements and compensation programs and corporate action under section IV.E. of the Plan; (vi) the effect of the Plan on royalty interests and oil and gas leases under section IV.F. of the Plan; (viii) provisions regarding Intercompany Stock Interests in section IV.G. of the Plan; (viii) provisions regarding cash for Plan distributions under section IV.H. of the Plan; (ix) provisions regarding the waiver of Recovery Actions under section IV.I. of the Plan; (x) provisions regarding the preservation of rights of action and the settlement of claims and releases under section IV.J. of the Plan; (xi) provisions regarding limitations of liability in section IV.K. of the Plan; (xii) provisions regarding the reinstatement and continuation of insurance policies in section IV.L. of the Plan; (xiii) provisions regarding releases of encumbrances under section IV.M. of the Plan; (xiv) provisions regarding effectuating documents, further transactions, and exemptions from certain transfer taxes under section IV.N. of the Plan; and (xv) provisions regarding the Restructuring Transactions under section IV.O. of the Plan.

7.
Section 1123(a)(6) of the Bankruptcy Code. Section IV.E.1. of the Plan provides that the certificates of incorporation and by-laws of the each Reorganized Debtor will, among other things, prohibit the issuance of non voting equity securities to the extent required under Section 1123(a) of the Bankruptcy Code;

8.
Section 1123(a)(7) of the Bankruptcy Code. The Plan ensures that the selection of the New Swift Board is consistent with the interests of creditors and equity holders and with public policy. Section IV.E.2. provides that the New Swift Board shall consist of seven members. The initial directors of the New Board shall be appointed in accordance with the Certificates of Incorporation and By-Laws of each Reorganized Debtor and shall consist of (a) the Chief Executive Officer of Reorganized Swift; (b) two directors selected by Strategic Value Partners LLC or an affiliate thereof; (c) two directors selected by the Required Consenting Noteholders; and (d) two independent directors (one of which will be the non-executive chairman) initially nominated by the Required Consenting Noteholders and nominated by the nominating and governance committee of the New Swift Board once formed. Members of the Debtors' existing Board of Directors, desiring to serve, will be interviewed and considered in the selection process. These proposed procedures are consistent with the interests of creditors, equity security holders, and public policy;

9.
Section 1123(b)(1) of the Bankruptcy Code. In accordance with section 1123(b)(1) of the Bankruptcy Code, Article III of the Plan provides for the impairment of certain classes of Claims and Interests, while leaving other Classes unimpaired. The Plan thus modifies the rights of the holders of certain Claims and Interests and leaves the rights of others unaffected.

10.
Section 1123(b)(2) of the Bankruptcy Code. In accordance with section 1123(b)(2) of the Bankruptcy Code, Article V of the Plan provides for the assumption, assumption and assignment or rejection of certain Executory Contracts and Unexpired Leases to which the Debtors are parties;

provided, however, that the Debtors, with the consent of the Required Consenting Noteholders, reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C. of the Plan to add or delete any Executory Contract or Unexpired Lease;

11.
Section 1123(b)(3) of the Bankruptcy Code. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Plan provides for the settlement and adjustment of various claims and interests belonging to the Debtors or their Estates.

12.	Section 1123(b)(5) of the Bankruptcy Code. Article III of the Plan modifies or leaves unaffected, as the case may be, the rights of holders of each class of Claims and Interests;

13.
Section 1123(b)(6) of the Bankruptcy Code. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code, including, without limitation, provisions (a) for distributions on account of Allowed Claims, (b) establishing procedures for resolving Disputed Claims and making distributions on account of such Disputed Claims once resolved, (c) regarding the discharge, release and injunction against the pursuit of Claims and termination of Interests, and (d) regarding the retention of this Court's jurisdiction; and

14.
Section 1123(d) of the Bankruptcy Code. In accordance with section 1123(d) of the Bankruptcy Code, Section V.B. of the Plan provides for the satisfaction of Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.

P.    Section 1129(a)(2) of the Bankruptcy Code. The Debtors have complied with all applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code, including section 1125 of the Bankruptcy Code and Bankruptcy Rules 3017 and 3018. The Disclosure Statement and the procedures by which the ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted and in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018 and the Solicitation Procedures Order. Votes with respect to the Plan were solicited in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the

Solicitation Procedures Order. The Debtors and each of their respective directors, officers, employees, agents, members and professionals, acting in such capacity, have acted in "good faith," within the meaning of section 1125(e) of the Bankruptcy Code.
Q.    Section 1129(a)(3) of the Bankruptcy Code. The Debtors proposed the Plan in good faith and not by any means forbidden by law. (See Swick Decl. ¶ 21.) In determining that the Plan has been proposed in good faith, the Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based on the evidence presented at the Confirmation Hearing, the Court finds and concludes that the Plan has been proposed by the Debtors in good faith and in the belief that it will maximize the value of the ultimate recoveries to all creditor groups on a fair and equitable basis. The Plan is designed to effectuate the objectives and purposes of the Bankruptcy Code by maximizing the recoveries to parties in interest. Moreover, the Plan itself and the acceptance of the Plan by all Classes entitled to vote, provide independent evidence of the Debtors' good faith in proposing the Plan. (See Swick Decl. ¶ 21) Further, as described in greater detail below, the Plan's indemnification, exculpation, release and injunction provisions have been negotiated in good faith, are consensual and voluntary and are consistent with sections 105, 1123(b)(6), 1129 and 1142 of the Bankruptcy Code and applicable law in this Circuit. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.
R.    Section 1129(a)(4) of the Bankruptcy Code. In accordance with section 1129(a)(4) of the Bankruptcy Code, no payment for services or costs and expenses in or in connection with the Bankruptcy Cases, or in connection with the Plan and incident to the Bankruptcy Cases, including Professional Fee Claims, has been or will be made by a Debtor other than payments that have been authorized by order of the Court. (Swick Decl. ¶ 22.)

Section III.A.1. of the Plan provides for the payment of Administrative Claims, including Professional Fee Claims, which are subject to the Court's approval and the standards of the Bankruptcy Code. In connection with the foregoing, Article X of the Plan provides that the Court will retain jurisdiction after the Effective Date to hear and determine all applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for the periods ending on or before the Effective Date.
S.    Section 1129(a)(5) of the Bankruptcy Code. Before the Effective Date, and through a supplement to the Plan Supplement, the Debtors will have disclosed, to the extent known and determined, (1) the identities of certain officers and directors of Reorganized Swift and (2) the identity of any insiders that will be employed or retained by Reorganized Swift to Exhibit IV.D.2 to the Plan, which was filed as part of the Plan Supplement. The proposed directors and officers for Reorganized Swift are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Interests and with public policy. Accordingly, the Debtors have complied with section 1129(a)(5) of the Bankruptcy Code. The New Swift Board shall identify and select the directors for the boards of directors of the direct and indirect subsidiaries of Reorganized Swift.
T.    Section 1129(a)(6) of the Bankruptcy Code. Section 1129(a)(6) of the Bankruptcy Code is not applicable. The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.
U.    Section 1129(a)(7) of the Bankruptcy Code. Each holder of an impaired Claim that has not accepted the Plan will on account of such Claim, as demonstrated by the liquidation analyses included as Exhibit III to the Disclosure Statement, receive or retain property under the Plan having a value, as of the Effective Date, that is at least equal to the amount that such holders would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. (Swick Decl. ¶ 36.)
V.    Section 1129(a)(8) of the Bankruptcy Code. Pursuant to section 1129(a)(8) of the Bankruptcy Code, all Classes, other than Classes 4 and 8, have either accepted the Plan or are unimpaired. Specifically, Classes 1, 2, 3, 5, 6 and 7 are unimpaired under the Plan, and therefore are deemed to have accepted the Plan. The holders of Claims in Class 4 (Senior Notes and Rejection Claims) voted to accept the plan. (Voting Decl. ¶ 4.) Accordingly, section 1129(a)(8) of the Bankruptcy Code has been satisfied with respect to all Classes other than Class 8. The Debtors have deemed Class 8 to reject the Plan. Nonetheless, as explained in Paragraph CC. of this Order, the Plan satisfies the "cramdown" requirements of section 1129(b) of the Bankruptcy Code necessary to obtain Confirmation of the Plan, notwithstanding the deemed rejection of the Plan by Class 8.
W.    Section 1129(a)(9) of the Bankruptcy Code. The Plan also meets the requirements regarding the payment of Administrative Claims, Priority Claims and Priority Tax Claims, as set forth in section 1129(a)(9) of the Bankruptcy Code. Section III.A.1.a. of the Plan provides that, subject to certain bar date provisions in the Plan and unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, cash equal to the allowed amount of such Administrative Claim either (a) as soon as practicable after the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the applicable Reorganized Debtor and the holder of the Administrative Claim. Section III.A.2. of the Plan provides that, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full in Cash of the allowed amount of the Priority Tax Claim on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.
X.    Section 1129(a)(10) of the Bankruptcy Code. As indicated in the Voting Affidavit and as reflected in the record of the Confirmation Hearing, at least one Class of Claims that is impaired under the Plan has voted to accept the Plan, as determined without including the acceptance by any insider, with respect to all Debtors under the Plan.
Y.    Section 1129(a)(11) of the Bankruptcy Code. The Disclosure Statement, the Financial Projections and Valuation Analysis (each as defined in the Disclosure Statement and attached thereto as Exhibit II and Exhibit V, respectively) and the evidence proffered or adduced at the Confirmation Hearing, including the Swick Declaration (i) are persuasive and credible, made in good faith and have utilized reasonable and appropriate methodologies and assumptions, (ii) have not been controverted by other evidence and (iii) establish that (a) each Reorganized Debtor will be solvent as of the Effective Date after giving effect to the Restructuring Transactions, (b) there is reasonable assurance of the Plan's prospects for success and Confirmation of the Plan is not likely to be followed by the liquidation (other than the potential dissolution of inactive Debtor entities that no longer serve an ongoing business purpose) or the need for the further financial reorganization of the Debtors and (c) the Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code.

Z.    Section 1129(a)(12) of the Bankruptcy Code. Section III.A.1.b. of the Plan provides that on the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court, shall be paid by the Reorganized Debtors in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Reorganized Debtors in accordance therewith until the closing of the applicable Bankruptcy Case pursuant to section 350(a) of the Bankruptcy Code.
AA.    Section 1129(a)(13) of the Bankruptcy Code. Section IV.E.3. of the Plan provides that as of the Effective Date, the Reorganized Debtors have the authority to (i) maintain, reinstate, amend or revise existing retirement and other agreements with its active and retired directors, officers and employees, subject to the terms and conditions of any such agreement and applicable non-bankruptcy law and (ii) enter into new employment, retirement and other agreements for active and retired employees. To the extent applicable, the Plan satisfies the requirements of section 1129(a)(13) of the Bankruptcy Code.
BB.    Section 1129(a)(14), (15) and (16) of the Bankruptcy Code. Sections 1129(a)(14), (15) and (16) of the Bankruptcy Code do not apply to these Reorganization Cases as the Debtors owe no domestic support obligations, are not individuals and are not nonprofit corporations.
CC.    Section 1129(b) of the Bankruptcy Code. Pursuant to section 1129(b)(1) of the Bankruptcy Code, the Plan may be confirmed notwithstanding that Class 8 is impaired and is deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 satisfies sections 1129(b)(1) and (b)(2)(C) because no Class is junior to Class 8, and therefore, no junior class is receiving any consideration. The Plan does not unfairly discriminate against the holders of Claims and Interests in Class 8. The Interests are legally distinct from other Claims and Interests. As a result, the Interests are properly placed in a separate class, and there is no discrimination with respect to this class. All other Classes have accepted or are deemed to have accepted the Plan. Accordingly, the requirements of section 1129(b) are satisfied with respect to Class 8.
DD.    Section 1129(c) of the Bankruptcy Code. The Plan is the only plan that has been filed in these Reorganization Cases that has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code are not applicable in these Reorganization Cases.
EE.    Section 1129(d) of the Bankruptcy Code. The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.
FF.    Section 1129(e) of the Bankruptcy Code. None of these Reorganization Cases are small business cases within the meaning of the Bankruptcy Code. Accordingly, section 1129(e) of the Bankruptcy Code is inapplicable to these Reorganization Cases.
GG.    Satisfaction of Confirmation Requirements. Based upon the foregoing, and all other pleadings and evidence proffered or adduced at or prior to the Confirmation Hearing, the Plan and the Debtors satisfy all of the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

FINDINGS REGARDING IMPLEMENTATION OF THE PLAN
HH.    Implementing Documents. All documents and agreements necessary to implement the Plan, including, but not limited to, those contained in the Plan Supplement, and all other relevant and necessary documents (including, but not limited to, the Restructuring Support Agreement) are essential elements of the Plan and have been negotiated in good faith and at arm's-length with the Creditors' Committee, the Restructuring Support Parties, the Exit Agent, the Exit Lenders and their respective officers, directors, employees, advisors, members and professionals, and shall, upon completion of documentation and execution, be valid, binding and enforceable agreements and not be in conflict with any federal, state or local law. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The Debtors or Reorganized Debtors, as applicable, are authorized, without any further notice to, or action, order or approval of, this Court, to finalize, execute and deliver all agreements, documents, instruments and certificates relating to the Plan and to perform their obligations under such agreements, documents, instruments and certificates.
II.    Treatment of Executory Contracts and Unexpired Leases. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, Article V of the Plan provides for the assumption, assumption and assignment or rejection of certain Executory Contracts and Unexpired Leases. The Debtors' determinations regarding the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases are based on and within the sound business judgment of the Debtors, are necessary to the implementation of the Plan and are in the best interests of the Debtors, their estates, holders of Claims and other parties in interest in these Reorganization Cases.
JJ.    This Order shall constitute an order of the Court approving the assumptions, assumptions and assignments and rejections described in Sections V.A., V.C. and V.E. of the Plan, pursuant to section 365 of the Bankruptcy Code. The procedures for assumption of an Executory Contract or Unexpired Leases as set forth in Section V.A.3. are approved in all respects. The procedures for rejection of an executory contract in Section V.C. are approved in all respects.
KK.    To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor (and with the consent of the Required Consenting Noteholders) assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.
LL.    Issuance of New Swift Common Stock and Warrants. The authorization and issuance of New Swift Common Stock and Warrants pursuant to Article IV.B. of the Plan is an essential element of the Plan and is in the best interests of the Debtors, their Estates and their creditors. Pursuant to section 1145 of the Bankruptcy Code, authorization and issuance under the Plan of the New Swift Common Stock and Warrants are exempt from the requirements of the Securities Act and all rules and regulations promulgated thereunder, and applicable state securities laws.
MM.    The Exit Credit Facility. The Exit Credit Facility is an essential element of the Plan, and entry into the Exit Credit Facility, the Exit Loan Documents, the Commitment Letter and the Fee Letters is in the best interests of the Debtors, the Estates and all holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining to enter into the Exit Credit Facility, the Exit Loan Documents, the Commitment Letter and the Fee Letters and have provided sufficient and adequate notice of the material terms of the Exit Credit Facility. The terms and conditions of the Exit Credit Facility, the Commitment Letter and the Fee Letters are fair and reasonable, and the Exit Credit Facility, the Commitment Letter and the Fee Letters have been negotiated in good faith and at arm's length. The Debtors and Reorganized Debtors are authorized, without further approval of this Court, to execute and deliver and incur and perform their obligations under the Commitment Letter and the Fee Letters. The Debtors and the Reorganized Debtors are authorized (subject to the consent of the

Required Consenting Noteholders and consultation with the Committee), without further approval of this Court, to execute and deliver all agreements, documents, instruments and certificates relating to the Exit Credit Facility and incur and perform their obligations under the Exit Facility.
NN.    Jurisdiction With Respect to Release, Exculpation and Injunction Provisions. This Court has jurisdiction under sections 157 and 1334(a) and (b) of title 28 of the United States Code to approve the releases, exculpations and injunctions set forth in Sections IV.J.3. and IV.K. of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunctions and approval of the releases and exculpations set forth in Sections IV.J.3. and IV.K. of the Plan.
OO.    Releases, Exculpation and Injunction. Based on the record before this Court, including, but not limited to, the evidence proffered, adduced, and/or presented at the Confirmation Hearing, which is reasonable, persuasive, and credible, the release, exculpation, and injunction provisions set forth in the Plan (1) confer substantial benefit to the Estates, (2) are fair, equitable, and reasonable, (3) are in the best interests of the Debtors, their Estates, and parties in interest, (4) are an integral element of the settlements and transactions incorporated into the Plan; (5) are supported by valuable consideration, (6) are important to the overall objectives of the Plan to finally resolve all Claims and Equity Interests among or against the parties in interest in these Reorganization Cases with respect to the Debtors' reorganization, (7) do not relieve any party of liability arising out of an act or omission constituting willful misconduct (including, but not limited to, fraud) or gross negligence and (8) with respect to the third-party releases contemplated by Section IV.J.3. of the Plan, (a) shall only be binding on a holder of a Senior Note Claim or Rejection Claim that (i) voted to accept the Plan or (ii) either

(A) abstained from voting or (B) voted to reject the Plan and did not opt out of the voluntary release contained in Section IV.J.3.b. of the Plan, (b) shall only be binding on any holder of a Stock Interest of Swift that did not opt out of the voluntary release contained in Section IV.J.3.b. of the Plan by completing the steps set forth in the Equity Release Consent Notice and (c) shall be binding on holders of Claims that are deemed to accept the Plan. Accordingly, this Court finds that (1) the release of potential Claims belonging to the Debtors or their Estates pursuant to the Plan are part of a fair and a valid exercise of the Debtors' business judgment, (2) the third‑party releases contemplated by Section IV.J.3. of the Plan are fair, reasonable and appropriate under the circumstances of these Reorganization Cases and (3) the release, exculpation and injunction provisions set forth in the Plan were proposed in good faith, are fair and appropriate under the circumstances, are appropriately tailored, are intended to promote finality and prevent parties from attempting to circumvent the Plan's terms and are consistent with the Bankruptcy Code and applicable law in light of the extraordinary circumstances of these cases and the substantial contribution of all Released Parties and, therefore, valid and binding. The third-party releases were extensively disclosed in the Disclosure Statement, the Ballots, and the Equity Release Consent Notice and therefore consented to by all parties who voted in favor of the Plan or did not opt out of providing such releases.
PP.    Management Incentive Plan. The terms of the Management Incentive Plan set forth in the Plan, including the ability of Reorganized Swift to distribute up to an amount equal to 5.5% of New Swift Common Stock (on a fully diluted basis), have been negotiated at arms'-length and in good faith between the Debtors and the Restructuring Support Parties and are reasonable, consistent with the market for incentive compensation of similar companies, appropriate and calculated to incentivize performance by management after the Effective Date.

QQ.     The Management Incentive Program Equity will be allocated as follows:
2.25% of the Management Incentive Program Equity will be granted to management on the Effective Date:
1.25% of the Management Incentive Program Equity will be structured as Restricted Stock Units ("RSU") that vest solely based on a time-based vesting schedule, which shall be ratably vested and settled over 3 years (i.e. one-third vests and pays each year over three years);
1.00% of the Management Incentive Program Equity will be structured as stock options with strike prices set at emergence equity value based on Reorganized Swift's enterprise value at emergence. The stock options shall vest solely based on a time-based vesting schedule, which shall be ratably over 3 years (i.e. one‑third vest each year over three years) and shall expire after 5 years.
Allocation of the foregoing 2.25% of the Management Incentive Program Equity will be based on a schedule agreed to by the Required Consenting Noteholder and the Debtors. Vesting of the RSUs and stock options will not be conditioned on any financial, operating or other performance metrics. Except for termination due to death or disability, termination without cause, termination for good reason or change of control, individuals must be employed on each vesting date to receive those vested shares/options. The Debtors and the Required Consenting Noteholders have not yet finalized the exact terms of the Management Incentive Program Agreements, and the Debtors and the Required Consenting Noteholders will mutually determine the final terms of the Management Incentive Program Agreements on or prior to the Effective Date and will consult with the Committee with respect to the same.
The remaining 3.25% of Management Incentive Program Equity shall be granted to management and the New Swift Board, subject to vesting with time and performance thresholds to be determined by the New Swift Board and its compensation committee.
RR.    Retention of Jurisdiction. Subject to Article X of the Plan, this Court may properly retain jurisdiction over any matter arising under the Bankruptcy Code, or arising in, or related to, these Reorganization Cases or the Plan, after Confirmation thereof and after the Effective Date, and any other matter or proceeding that is within this Court's jurisdiction pursuant to 28 U.S.C. § 1334 or 28 U.S.C. § 157.

SS.    Satisfaction of Conditions to Confirmation. Each of the conditions precedent to Confirmation set forth in Section VIII.A of the Plan has been satisfied or waived in accordance with the provisions of the Plan.
TT.    Objections. All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully considered by this Court.
UU.    Waiver of Stay. Given the facts and circumstances of these Reorganization Cases, it is appropriate that the 14-day stay imposed by Bankruptcy Rules 3020(e) and 7062(a) be waived.
ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED AND DECREED, AS FOLLOWS:
A.    Confirmation of Plan
1.    The Plan and each of its provisions, the Plan Supplement and any related document (whether or not specifically approved or referred to herein) are CONFIRMED in their entirety in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Order, the terms of this Order shall control solely to the extent of the conflict. The terms of the Plan, the Plan Supplement, and the exhibits thereto are incorporated herein by reference, and are an integral part of this Order. The terms of the Plan, the Plan Documents (as defined below), all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Effective Date.
2.    As set forth in the record at the Confirmation Hearing, the Objections other than the Propp Objection have been consensually resolved and are hereby deemed withdrawn. Any objections or responses to Confirmation of the Plan and any reservation of rights contained therein, including the Propp Objection, that (a) have not been sustained by the Court, (b) have not been withdrawn, waived or settled prior to the entry of this Order or (c) are not cured by the relief granted herein are hereby OVERRULED or DENIED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.
3.    The Effective Date of the Plan shall occur on the date determined by the Debtors and the Required Consenting Noteholders and in consultation with the Committee when the conditions set forth in Section VIII.B of the Plan have been satisfied or, if applicable, have been waived in accordance with Section VIII.C of the Plan; provided, however, that notwithstanding the conditions explicitly set forth in Section VIII.B of the Plan, the closing of the Debtors' sale of certain assets to Texegy LLC pursuant to the Order (A) Approving the Sale of Certain of the Debtors' Louisiana Assets, (B) Approving the Assumption, Assignment, and Sale of Certain Contracts and Unexpired Leases, and (C) Granting Related Relief [D.I. 225] shall also constitute a condition to the Effective Date, and shall not be waived without the consent of the Required Consenting Noteholders and without consultation with the Committee.

B.        Effects of Confirmation
4.    Notwithstanding any otherwise applicable law, immediately upon the entry of this Order, the terms of the Plan and this Order shall be binding upon all Entities, including the Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are impaired under the Plan or whether the holders of such Claims or Interests accepted, rejected or are deemed to have accepted or rejected the Plan), any and all nondebtor parties to Executory Contracts and Unexpired Leases with any of the Debtors and any and all Entities who are parties to or are subject to the settlements, compromises, releases, waivers and injunctions described herein and the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing.

C.        Plan Classification Controlling
5.    The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of distributions thereunder. The classifications set forth on the Ballots tendered to or returned by holders of Claims in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting to accept or reject the Plan, (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of Claims and Interests under the Plan for distribution purposes, (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claim or Interest under the Plan for distribution purposes and (d) shall not be binding on the Debtors except for voting purposes.

D.        Approval of Settlements
6.    Comprehensive Settlement of Claims and Controversies. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, Section IV.J.2. of the Plan incorporates an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these cases for all parties in interest. Accordingly, in consideration of the Distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IV.J.3. of the Plan, shall constitute a good-faith compromise and settlement of all Claims, disputes, or controversies relating to the rights that a holder of a Claim may have with respect to any Claim (other than Claims Reinstated thereunder) or any Distribution to be made pursuant to the Plan on account of any such Claim (other than Claims Reinstated thereunder).
7.    The entry of this Order shall constitute the Bankruptcy Court's approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for herein, and the Bankruptcy Court's determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. If the Effective Date does not occur, the settlements set forth herein shall be deemed to have been withdrawn without prejudice to the respective positions of the parties.

E.        Plan Implementation
8.    Pursuant to section 1142 of the Bankruptcy Code and section 6.201 of the Texas Business Organizations Code, the following (which shall occur and be deemed effective as of the date specified in the documents effectuating the same or, if no date is so specified, the Effective Date) shall be authorized and approved in all respects and for all purposes without any requirement of further action by stockholders or directors of any of the Debtors or the Reorganized Debtors or by any other Entity: (a) the initial Certificates of Incorporation and By‑Laws of the Reorganized Debtors; (b) appointment of the initial directors and officers of the Reorganized Debtors; and (c) other corporate actions that are necessary or appropriate to effectuate, implement and consummate the provisions of the Plan, including the Restructuring Transactions; and (d) the adoption, execution, delivery and performance of all contracts, instruments, releases and other agreements and documents related to any of the foregoing.

9.    To the extent that, under applicable non-bankruptcy law, any of the foregoing actions would otherwise require the consent or approval of the stockholders, managers, members, partners or directors of any of the Debtors or Reorganized Debtors, this Order shall, pursuant to section 1142 of the Bankruptcy Code, constitute such consent or approval, and such actions are deemed to have been taken by unanimous action of the directors, members, managers, partners or stockholders of the appropriate Plan Debtor or Reorganized Debtor.
10.    Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Order.
11.    All transactions effected by the Debtors during the pendency of these Reorganization Cases from the Petition Date through the Confirmation Date are approved and ratified.
12.    The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption of any Executory Contract or Unexpired Lease shall not constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.
F.        Approval of Exit Credit Facility
13.    The Commitment Letter, Fee Letters and Exit Credit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations incurred by the Debtors or Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for in the Exit Loan Documents) are hereby approved, and the Debtors and the Reorganized Debtors, as the case may be, are authorized to enter into, execute and perform under the Commitment Letter and the Fee Letters. The Debtors and the Reorganized Debtors are authorized to enter into, execute and perform under the Exit Loan Documents and such other documents (subject to the consent of the Required Consenting Noteholders and in consultation with the Committee) and transactions as may be required to effectuate the Exit Credit Facility, including granting the liens and security interests contemplated by the Exit Facility Documents.
14.    Subject to the occurrence of the Effective Date, the Reorganized Debtors are authorized to consummate the Exit Credit Facility without the need for any further corporate or other organizational action and without further action by or approval of this Court.
15.    The liens in accordance with the Exit Credit Agreement and other Exit Loan Documents are valid, binding and enforceable liens on the collateral specified in the Exit Credit Agreement and related guarantee and collateral documentation. The guarantees, mortgages, pledges, liens and other security interests granted to secure the obligations arising under the Exit Credit Agreement are granted in good faith as an inducement to the Exit Lenders to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Exit Credit Agreement and the other Exit Loan Documents. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Court's retention of jurisdiction shall not govern the enforcement of the Exit Loan Documents or any other documents or instruments executed in connection with the Exit Credit Facility or any rights or remedies related thereto.

16.    The financial accommodations to be extended pursuant to the Exit Credit Facility are being extended in good faith, for legitimate business purposes, are reasonable, and shall not be subject to recharacterization for any purposes whatsoever.

G.        Third Borrowing Funding Availability Date
17.    The obligations of the DIP Lenders to make each Loan after the Third Borrowing Funding Availability Date (as such terms are defined in the DIP Credit Agreement) shall be subject to the conditions set forth in the DIP Credit Agreement and DIP Orders.

H.        Continued Corporate Existence and Vesting of Assets in the Reorganized Debtors
18.    Except as otherwise provided in the Plan, each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate or other legal Entity, with all the powers of a corporation or other legal Entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided in the Plan, as of the Effective Date, all property of the respective Estates of the Debtors, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest in the applicable Reorganized Debtor, free and clear of all Claims, Encumbrances and Interests. On and after the Effective Date, each Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services (including fees and expenses relating to the preparation of Professional fee applications) without application to the Bankruptcy Court.
I.        Plan Distributions
19.    On and after the Effective Date, distributions on account of Allowed Claims and the resolution and treatment of Disputed Claims shall be effectuated pursuant to Articles VI and VII of the Plan. The Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of such Claims, or participants therein, as of the close of business on the Distribution Record Date.
20.    Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

J.        Approval of Releases
21.    The releases and exculpations as set forth in Sections IV.J. and IV.K. of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date without further order or action of this Court, any of the parties to such releases or exculpations or any other party.

K.        Injunctions
22.    Except as provided in the Plan or this Order, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability that is discharged pursuant to the terms of the Plan shall be permanently enjoined from taking any of the following actions on account of any such discharged Claim, debt or liability: (i) commencing or continuing in any manner any action or other proceeding against any Debtor or Reorganized Debtor, or any of its property, other than to enforce any right to a Distribution pursuant to the Plan; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any Debtor or Reorganized Debtor, or any of its property, other than as permitted pursuant to (i) above; (iii) creating, perfecting or enforcing any lien or encumbrance against any Debtor or Reorganized Debtor, or any of its property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any Debtor or Reorganized Debtor; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
23.    As of the Effective Date, all Entities that have held, currently hold or may hold any claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities that are released pursuant to the Plan shall be permanently enjoined from taking any of the following actions against any released Entity, or any of its property, on account of such released claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any Encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released Entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
24.    By accepting Distributions pursuant to the Plan, each holder of an Allowed Claim receiving Distributions pursuant to the Plan shall be deemed to have specifically consented to the injunctions set forth in Section IX.B. of the Plan.

L.        Approval of Discharge of Claims
25.    The Plan discharge provisions as set forth in Section IX.A. of the Plan are approved in all respects, are incorporated herein in its entirety, are so ordered and shall be immediately effective on the Effective Date without further order or action of this Court or any other party.
26.    Except as specifically set forth in the Plan, as of the Effective Date, pursuant to sections 524 and 1141 of the Bankruptcy Code, the Reorganized Debtors shall be discharged of all Claims and Interests arising or existing on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date, in accordance with Section IX.A. of the Plan, and no creditor shall have recourse against any Reorganized Debtor or any of their assets or property on account of such Claims and Interests.

M.    Release of Encumbrances
27.    The release and discharge of all Encumbrances as set forth in Section IV.M. of the Plan are approved in all respects, are incorporated herein in their entirety, are so ordered and shall be immediately effective on the Effective Date without further order or action on the part of this Court and all of the right, title and interest of any holder of such Encumbrance, including any rights to any collateral thereunder, shall revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement this Order and Section IV.M. of the Plan.
28.    All entities holding Claims against or Interests in the Debtors that are treated under the Plan are hereby directed to execute, deliver, file or record any document, and to take any action necessary to implement, consummate and otherwise effect the Plan in accordance with its terms, and all such entities shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Plan. Upon the entry of this Order, all entities holding Claims against or Interests in the Debtors that are treated under the Plan, and other parties in interest, along with their respective present or former employees, agents, officers, directors or principals, shall be enjoined from taking any actions to interfere with the implementation and consummation of the Plan.

N.        Preservation of Rights of Action
29.    Except as provided in the Plan or in any contract, instrument, release or other agreement entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code and to the fullest extent possible under applicable law, the Reorganized Debtors shall retain and may enforce, and shall have the sole right to enforce, any claims, demands, rights and causes of action that any Debtor or Estate may hold against any Entity, including the Retained Causes of Action. For the avoidance of doubt, the preservation of such rights of action described in the preceding sentence includes, without limitation, the Reorganized Debtors' right to object to Administrative Claims and any other Claims. The Reorganized Debtors or their successors may pursue such retained claims, demands, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors or their successors holding such claims, demands, rights or causes of action. Further, the Reorganized Debtors retain their right to file and pursue, and shall have the sole right to file and pursue, any adversary proceedings against any trade creditor or vendor related to debit balances or deposits owed to any Debtor, as well as any Retained Cause of Action.

O.        Survival of Corporate Indemnities
30.    As set forth in Section IV.E.6. of the Plan, from and after the Effective Date, indemnification obligations owed by the Debtors or the Reorganized Debtors to directors, officers or employees of the Debtors who served or were employed by the Debtors on the Petition Date, to the extent provided in the articles or certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of the Debtors, will be deemed to be, and treated as though they are, executory contracts that are assumed pursuant to the Plan and section 365 of the Bankruptcy Code. All such indemnification obligations shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Petition Date.

P.        Cancellation of Certain Indebtedness, Agreements and Existing Securities
31.    On the Effective Date, except as otherwise specifically provided for in the Plan, the obligations of the Debtors under the RBL Credit Agreement, the Guarantees, the Senior Notes Indentures and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in any of the Debtors giving rise to any Claim or Interest (except such certificates, notes, or other instruments or documents evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan), shall be cancelled as to any such Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and the obligations of any of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Restructuring Support Agreement, the RBL Credit Agreement, the Guarantees, the Senior Notes Indentures and any other shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of any of the Debtors (except such agreements, certificates, notes, or other instruments evidencing indebtedness or obligations of any Debtors that are specifically reinstated pursuant to the Plan or assumed by any such Debtors) shall be released and discharged; provided, however, that, notwithstanding the entry of this Order or the occurrence of Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive Distributions under the Plan as provided herein, (b) allowing the Senior Notes Indenture Trustees and the RBL Agent to make Distributions under the Plan as provided therein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors and authorized under such agreement, and (c) allowing the Senior Notes Indenture Trustees and the RBL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan. For the avoidance of doubt, nothing in this section shall affect the discharge of or result in any obligation, liability, or expense of the Debtors or the Reorganized Debtors, or affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any additional obligation, expense, or liability of the Debtors or the Reorganized Debtors. On and after the Effective Date, all duties and responsibilities of the Senior Notes Indenture Trustees and the RBL Agent shall be discharged except to the extent required to effectuate the Plan; provided, however, that, notwithstanding the occurrence of the Confirmation Date or the Effective Date, any such indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of (a) allowing holders of such Claims to receive Distributions under the Plan as provided herein, (b) allowing the Senior Notes Indenture Trustees and the RBL Agent to make Distributions under the Plan as provided herein, and deduct therefrom such reasonable compensation, fees, and expenses due thereunder or incurred in making such Distributions, to the extent not paid by the Debtors or Reorganized Debtors and authorized under such agreement, and (c) allowing the Senior Notes Indenture Trustees and the RBL Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of the Plan (and any and all rights of the Senior Notes Indenture Trustees arising under Section 7.06 of the Senior Notes Indentures shall explicitly survive the occurrence of the Confirmation Date and the Effective Date and shall terminate completely upon the completion of all distributions to holders of the Senior Notes Claims and the satisfaction of any and all obligations to the Senior Notes Indenture Trustees under Section 7.06 of the Senior Notes Indentures).

Q.        Issuance of New Swift Common Stock and Warrants
32.    On the Effective Date, New Swift Common Stock and Warrants shall be issued pursuant to Section IV.B. of the Plan, including the issuances necessary for the Senior Notes and Rejection Distribution, the Shareholder Equity Distribution, the Backstop Fee, the Management Incentive Program Equity and the conversion of the DIP Facility Claims. The issuance New Swift Common Stock and Warrants is hereby authorized without the need for further corporate action and without any further action by the holders of Claims or Interests.

R.        Conversion of the DIP Facility Claims
33.    On or before the Effective Date, the DIP Facility Claims (other than the Backstop Fee) shall be converted into New Swift Common Stock pursuant to Section III.A.1.d. of the Plan and the Debtors' supplemental disclosure filed as part of the Plan Supplement [D.I. 393-1] (the "Supplemental Disclosure"). As set forth in the Supplemental Disclosure, the Backstop Fee to the Backstoppers and the Shareholder Equity Distribution to the holders of Stock Interests in Swift shall not be diluted and the conversion of the DIP Facility Claims shall have a dilutive effect of 75 percent on the remaining common equity of the Reorganized Debtors (88.5 percent (96 percent minus the 7.5 percent Backstop Fee)) available for holders of Senior Notes Claims and Rejection Claims. On the Effective Date and conditioned upon the funding of the remaining $45 million of DIP Financing, the DIP Lenders shall have no further obligation to pay or otherwise fund any Professional fees or disbursements or Carve-Out Expenses (as such term is defined in the DIP Orders).
S.        Approval of Management Incentive Plan
34.    Reorganized Swift is authorized to (a) take any and all actions necessary or appropriate to finalize, implement, effectuate and consummate the Management Incentive Plan and (b) execute and deliver, adopt or amend, as the case may be, any contracts, instruments, agreements and documents necessary to implement, effectuate and consummate the Management Incentive Plan.

T.        Exemption From Securities Laws
35.    To the maximum extent provided by section 1145(a) of the Bankruptcy Code, the New Swift Common Stock and the Warrants issued under the Plan shall be exempt from registration under the Securities Act and any state's securities law registration requirements and all rules and regulations promulgated thereunder. Without limiting the effect of section 1145 of the Bankruptcy Code, all documents, agreements, and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of the Plan shall become and shall remain effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case, without further notice to or order of this Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by such applicable agreement).

U.        Exemption From Taxation
36.    Pursuant to section 1146(a) of the Bankruptcy Code, the following shall not be subject to any stamp Tax or similar Tax: (1) the creation of any Encumbrances; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments, applications, certificates or statements executed or filed in connection with any of the foregoing or pursuant to the Plan.
37.    All filing and recording officers are hereby directed to accept for filing or recording all instruments of transfer to be filed and recorded in accordance with the Plan without payment of any such Taxes. Notice of entry of this Order in the form approved by this Court (a) shall have the effect of an order of this Court, (b) shall constitute sufficient notice of the entry of this Order to such filing and recording officers and (c) shall be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law. This Court retains jurisdiction to enforce the foregoing direction by contempt proceedings or otherwise.
38.    Any transfers of owned or leased real property undertaken pursuant to the Plan or the Restructuring Transactions are specifically for the purpose of reorganizing and restructuring the Debtors under the Bankruptcy Code and shall not trigger (a) any increase in applicable real property taxes or (b) a reappraisal of any real property so transferred.

V.        Executory Contracts and Unexpired Leases
39.    The Executory Contract and Unexpired Lease provisions of Article V of the Plan are specifically approved. This Order shall constitute an order of the Court approving the assumptions, assumptions and assignments and rejections described in Sections V.A., V.C. and V.E. of the Plan, pursuant to section 365 of the Bankruptcy Code. The procedures for assumption of an Executory Contract or Unexpired Leases as set forth in Section V.A.3. are approved in all respects. The procedures for rejection of an executory contract in Section V.C. are approved in all respects.
40.    To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the Debtor or Reorganized Debtor (and with the consent of the Required Consenting Noteholders) assuming such contract or lease or the assignee of such Debtor or Reorganized Debtor, if any: (1) by payment of the Cure Amount Claim in cash on the Effective Date or (2) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption. For assumptions of Executory Contracts or Unexpired Leases between Debtors, the Reorganized Debtor assuming such contract may cure any monetary default (1) by treating such amount as either a direct or indirect contribution to capital or Distribution (as appropriate) or (2) through an intercompany account balance in lieu of payment in cash.
41.    Release Upon Assumption of Executory Contract or Unexpired Lease. Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed are disallowed and expunged without further notice to or action, order or approval of this Court.
42.    Postpetition Contracts and Leases. Pursuant to section V.E of the Plan, contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, shall be performed by the Debtor or Reorganized Debtor liable thereunder in accordance with the terms and conditions of such contracts and leases in the ordinary course of its business. Accordingly, such contracts and leases and other obligations (including any assumed Executory Contracts and Unexpired Leases) shall survive and remain unaffected by entry of this Order.

W.    Insurance Policies
43.    From and after the Effective Date, each of the Debtors' insurance policies in existence as of the Effective Date shall be reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A. of the Plan. Nothing in the Plan will affect, impair or prejudice the Reorganized Debtors' rights under the insurance policies in any manner, and the Reorganized Debtors shall retain all rights and defenses under such insurance policies, and such insurance policies shall apply to, and be enforceable by the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date.

X.        Claims Bar Dates
44.    General Bar Date for Administrative Claims. Except as specified in Section III.A.1. of the Plan, this Order and the notice of the Effective Date, unless previously filed or Allowed, requests for payment of Administrative Claims must be filed no later than 60 days after the Effective Date (the "Administrative Claim Bar Date"). Any holder of an Administrative Claim that is required to, but does not, file and serve a request for payment of such Administrative Claim by the Administrative Claim Bar Date shall be forever barred from asserting such Administrative Claim against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to requests for payment of any Administrative Claim must be filed and served on the requesting party by 120 days after the Effective Date.

45.    Bar Date for Professional Fee Claims. Professionals or other entities asserting a Professional Fee Claim for services rendered before the Effective Date must file and serve on the Reorganized Debtors and such other entities who are designated by the Bankruptcy Rules, this Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be filed and served on the Reorganized Debtors and the requesting party by the later of (1) 50 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, this Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional's Final Fee Application.
46.    Enforcement of Bar Date Order. In accordance with the Bar Date Order, any Entity that fails to file a proof of Claim that arose (or, only in the case of unexpired leases of real or personal property, accrued) on or before December 31, 2015 by the applicable Bar Date or was not otherwise permitted to file a proof of Claim after the applicable Bar Date by a Final Order of the Court is and shall be barred, estopped and enjoined from asserting any such Claim against the Debtors (i) in an amount that exceeds the amount, if any, that is identified in the Schedules on behalf of such Entity as undisputed, noncontingent and liquidated; or (ii) of a different nature or a different classification than any Claim identified in the Schedules on behalf of such Entity. All Claims filed after the applicable Bar Date and for which no Final Order has been entered by the Court determining that such Claims were timely filed shall be disallowed and expunged. Any Distribution on account of such Claims shall be limited to the amount, if any, listed in the applicable Schedules as undisputed, noncontingent and liquidated.

Y.        Statutory Fees Payable Pursuant to 28 U.S.C. § 1930
47.    All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date shall be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Reorganization Case under section 1112 of the Bankruptcy Code or the closing of the applicable Reorganization Case pursuant to section 350(a) of the Bankruptcy Code.

Z.        Binding Effect of Prior Orders
48.    Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Order, all prior orders entered in these Reorganization Cases, all documents and agreements executed by the Debtors as authorized and directed thereunder and all motions or requests for relief by the Debtors pending before this Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtors, the Reorganized Debtors and their respective successors and assigns.

AA.    Miscellaneous Provisions
49.    Plan Amendments. The Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Section XI.A of the Plan, without further order of this Court; provided any such alterations, amendments or modifications shall require the consent of the Required Consenting Noteholders, and, with respect to the Exit Loan Documents, both the Exit Agent and the Required Consenting Noteholders, with the exceptions set forth in Section XI.A of the Plan, and the Debtors shall consult with the Creditors' Committee with respect to any of the foregoing.
50.    Dissolution of Creditors' Committee. Upon the Effective Date, the current and former members of the Creditors' Committee and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with these Reorganization Cases; provided, however, that following the Effective Date, the Creditors' Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals to which the Creditors' Committee is a party; (c) any adversary proceedings or contested matters as of the Effective Date to which the Creditors' Committee is a party and (d) responding to creditor inquiries for thirty (30) days following the Effective Date. Following the completion of the Creditors' Committee's remaining duties set forth above, the Creditors' Committee shall be dissolved, and the retention or employment of the Creditors' Committee's respective attorneys, accountants and other agents shall terminate.
51.    Adequate Assurance Deposit Accounts. No later than five business days following the date of entry of this Order, all funds in the adequate assurance deposit account established by the Debtors pursuant to the Final Order Establishing Adequate Assurance Procedures with Respect to the Debtors' Utility Providers [D.I. 206] shall be returned to the Debtors.
52.    Payment of Certain Fees. On the Effective Date, the Debtors shall pay the reasonable and documented fees and expenses of (i) the DIP Agent; (ii) Kirkland & Ellis LLP, counsel to the DIP Lenders and Restructuring Support Parties; (iii) Klehr Harrison Harvey Branzburg, LLP, local co-counsel to the DIP Lenders and Restructuring Support Parties; (iv) Houlihan Lokey Capital, Inc., the financial advisor to the DIP Lenders and Restructuring Support Parties; (v) Netherland, Sewell & Associates, Inc., the consultants to the Restructuring Support Parties; (vi) Shipman & Goodwin LLP, counsel to the DIP Agent; and (vii) Potter Anderson & Corroon LLP, local co-counsel to the DIP Agent. On the Effective Date, all reasonable and documented out-of-pocket fees and expenses of the Senior Notes Indenture Trustees incurred before the Effective Date (and their counsel) shall be paid in full by the Reorganized Debtors in Cash without a reduction to the recoveries of applicable holders of Allowed Senior Notes Claims as of the Effective Date (subject to the Reorganized Debtors' receipt of invoices in customary form in connection therewith and without the requirement to file a fee application with the Bankruptcy Court). To the extent such invoices are submitted after the Effective Date, such invoices shall be paid as soon as reasonably practicable. Notwithstanding the foregoing, to the extent that any fees or expenses of the Senior Notes Indenture Trustees are not paid in accordance with the provisions of the Plan, the Senior Notes Indenture Trustees may assert charging liens, in accordance with the terms of the Senior Notes Indentures, against any recoveries received on account of Allowed Senior Notes Claims for payment of such unpaid amounts. All disputes related to the fees and expenses of the Senior Notes Indenture Trustees shall be subject to the jurisdiction of and decided by the Bankruptcy Court.
53.    Listing of New Swift Common Stock. The New Swift Board shall cause, and determine the timing for, the listing of New Swift Common Stock on the NYSE or such other exchange.
54.    References to Plan Provisions. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent of this Court that the Plan be confirmed and such related agreements be approved in their entirety.
55.    Plan-Related Documents. Any document related to the Plan that refers to a plan of reorganization of the Debtors other than the Plan confirmed by this Order shall be, and it hereby is, deemed to be modified such that the reference to a plan of reorganization of the Debtors in such document shall mean the Plan confirmed by this Order, as appropriate.
56.    Inconsistencies Among Plan Documents. Without intending to modify any prior Order of this Court (or any agreement, instrument or document addressed by any prior Order), in the event of an inconsistency between the Plan, on the one hand, and any other agreement, instrument, or document intended to implement the provisions of the Plan, on the other, the provisions of the Plan shall govern (unless otherwise expressly provided for in such agreement, instrument, or document). In the event of any inconsistency between the Plan or any agreement, instrument, or document intended to implement the Plan, on the one hand, and this

Order, on the other, the provisions of this Order shall govern solely to the extent of the inconsistency; provided, however, nothing in this Order shall be deemed or construed to eliminate, limit, or reduce the consent or approval rights of the Required Consenting Noteholders to any transaction, documentation, or other provision outlined in the Plan or any of the Committee's consultation rights set forth herein.
57.    Retention of Jurisdiction. The business and assets of the Debtors shall remain subject to the jurisdiction of this Court until the Effective Date. Notwithstanding the entry of this Order, and except as otherwise provided in the Plan and in this Order, from and after the Effective Date, this Court shall retain such jurisdiction over these Reorganization Cases as is legally permissible, including jurisdiction over those matters and issues described in Section X of the Plan.
58.    Resolution with Anadarko E&P Company LP. To the extent the Plan or this Confirmation Order conflicts with paragraph 26 of the Order (A) Approving the Sale of Certain of the Debtors' Louisiana Assets, (B) Approving the Assumption, Assignment and Sale of Certain Contracts and Unexpired Leases, and (C) Granting Related Relief [D.I. 225] (the "Sale Order") regarding treatment of Anadarko Cure Costs (as those terms are defined in the Sale Order), paragraph 26 of the Sale Order shall govern the treatment of Anadarko Cure Costs.
59.    Resolution of IRS Objection. The Objection of the United States of America, on behalf of the Internal Revenue Service ("IRS"), filed on March 23, 2016 [Docket No. 456], shall be deemed withdrawn, provided that, notwithstanding any provision to the contrary in the Plan, this Order, and/or any implementing Plan documents (collectively, "Plan Documents"), nothing shall: (1) affect the rights of the IRS to assert setoff and recoupment and such rights are expressly preserved, provided that the rights of the Debtors, Reorganized Debtors or any interested party to object to assertion of such setoff or recoupment rights shall be preserved; (2) discharge any Claim of the IRS described in 11 U.S.C. Section 1141(d)(6); or (3) compromise the ability of the IRS to assess or collect non-pecuniary loss penalties from the Reorganized Debtors or their respective property to the extent otherwise allowed by applicable bankruptcy and non-bankruptcy law. To the extent the IRS's Allowed Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority and allowable under the Bankruptcy Code), if any, are not paid in full in cash on the Effective Date, the IRS's Allowed Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate and method set forth in 26 U.S.C. Sections 6621 and 6622. IRS's administrative expense claims allowed pursuant to the Plan or section 503 of the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full. Moreover, nothing in the Plan Documents shall: (a) be construed as a compromise or settlement of any IRS Claim; (b) effect a release, discharge or otherwise preclude any Claim whatsoever against any Debtor by or on behalf of the IRS relating to any liability arising out of pre-petition or post-petition tax periods for which a required tax return was not filed or for any pending audit or audit which may be performed with respect to any pre-petition or post-petition tax return; or (c) enjoin the IRS from amending any Proof of Claim against any Debtor with respect to any tax liability arising out of pre-petition or post-petition tax periods for which a required tax return has not been filed or from a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax return. Further, any Claim of the type described in section 1129(a)(9)(A) and (C) arising out of pre-petition or post-petition tax periods for which a required return has not been filed or as a result of a final resolution of a pending audit or audit that may be performed with respect to any pre-petition tax or post-petition tax return shall be paid in accordance with 11 U.S.C. sections 1129(a)(9)(A) and (C).
60.    Resolution of Objection of the US Agencies. Nothing in the Plan Documents discharges, releases, precludes, or enjoins: (i) any environmental liability to any governmental unit as defined in 11 U.S.C. § 101(27) ("Governmental Unit") that is not a "claim" as defined in 11 U.S.C. § 101(5) ("Claim"); (ii) any environmental Claim of a Governmental Unit arising on or after the Effective Date; or (iii) any environmental liability to a Governmental Unit on the part of any entity as the owner or operator of property after the Effective Date or (iv) any liability to the United States on the part of any Person other than the Debtors or Reorganized Debtors. Nor shall anything in the Plan Documents enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside this Court, any liability described in the preceding sentence. Nothing in the Plan Documents shall affect any valid setoff or recoupment rights of the United States.
61.    Resolution of US Trustee and LDR Objections. Notwithstanding anything to the contrary in this Order or the Plan, until an Allowed Administrative Claim, Allowed Priority Claim, Allowed Other Secured Claim or Allowed General Unsecured Claim that arises prior to the Effective Date has been paid in accordance with the Plan (a) the provisions of Section IV.J.3 of the Plan shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, satisfied, resolved, released or discharged by any provision of the Plan, and (c) the applicable Reorganized Debtor shall remain liable for such Claims. For the avoidance of doubt, upon the satisfaction of the foregoing Allowed Claims pursuant to the Plan, subparts (a)-(c) of the foregoing sentence shall no longer apply.

62.    Additional Resolution of LDR Objection.  Notwithstanding any provision in the Plan Documents:

(a)
Nothing shall affect the rights of the Louisiana Department of Revenue (the "LDR") to assert setoff and recoupment and such rights are expressly preserved, provided that the rights of the Debtors, Reorganized Debtors or any interested party to object to assertion of such setoff or recoupment rights shall be preserved

(b)
To the extent the LDR's Allowed Priority Tax Claims (including any penalties, interest or additions to tax entitled to priority and allowable under the Bankruptcy Code), if any, are not paid in full in cash on the Effective Date, the LDR's Allowed Priority Tax Claims shall accrue interest commencing on the Effective Date at the rate and method set under applicable non-bankruptcy law as mandated by 11 U.S.C. §511. Additionally, the LDR's administrative expense claims allowed pursuant to the Plan or section 503 of the Bankruptcy Code shall accrue interest and penalties as provided by non-bankruptcy law until paid in full and for the avoidance of any doubt, and as set forth in 11 U.S.C. §503(b)(1)(D), LDR shall not be required to file a request for payment as a condition of having an Allowed Administrative Expense Claim.

(c)
For the avoidance of any doubt and specifically notwithstanding the provisions of Article VI.G.2 of the Plan, LDR shall not be barred from asserting claims against the Debtors for Undeliverable Distributions, and such claims of LDR shall not be discharged by the Plan.

(d)
Moreover, nothing in this Order or the Plan Documents shall: (i) effect a release, discharge or otherwise preclude any Claim whatsoever against any Debtor by or on behalf of the LDR relating to any liability arising out of any unfiled pre-petition or post-petition tax return or any pending audit or audit which may be performed with respect to any pre-petition or post-petition tax return; and (ii) enjoin the LDR from amending any Proof of Claim against any Debtor with respect to any tax liability arising as a result of the filing of an unfiled return or a pending audit or audit that may be performed with respect to any pre-petition or post-petition tax return.  Further, any Allowed Claim of the LDR of the type described in section 1129(a)(9)(A) and (C) arising as a result of an unfiled return or final resolution of a pending audit or audit that may be performed with respect to any pre-petition tax or post-petition tax return shall be paid in accordance with 11 U.S.C. Sections 1129(a)(9)(A) and (C).

(e)	Based on the aforesaid, and paragraph 61 above, the LDR Objection filed on March 23, 2016 [D.I. 466], is resolved.
63.    Resolution of the Texas Comptroller Objection. The Objection of the Texas Comptroller of Public Accounts (the "Texas Comptroller"), filed on March 18, 2016 [D.I. 441],

shall be deemed withdrawn. Notwithstanding any provision to the contrary in the Plan Documents, nothing shall affect the rights of the Texas Comptroller to assert setoff and recoupment and such rights are expressly preserved, provided that the rights of the Debtors, Reorganized Debtors or any interested party to object to assertion of such setoff or recoupment rights shall be preserved.
64.    Resolution of Bracken and Y Bar Ranch Objections. For the avoidance of doubt, the oil and gas leases between one or more of the Debtors and (i) the BBP Groups, as defined in that limited objection dated March 23, 2016 [Docket No. 458] (collectively, the "BBP Leases") or (ii) Y-Bar, as defined in that limited objection dated March 23, 2016 [Docket No. 459] (collectively, the "Y-Bar Leases"), shall be transferred to the reorganized Debtors pursuant to the Plan, provided, however, that nothing in the Plan or this Order shall: (i) affect, modify, or impair the rights of the BBP Groups or Y-Bar to fully pursue all of their rights and remedies under the BBP Leases and Y-Bar Leases with respect to any timely filed Proof of Claim in these cases, including, without limitation, (1) seeking a determination as to an underpayment of royalty and the amount of such underpayment, (2) seeking a determination as to whether or not the BBP Leases or Y-Bar Leases terminated pre-petition and therefore that the Debtors' interests in the BBP Leases or Y-Bar Leases are not property of the estate pursuant to Section 541(b)(2) of the Bankruptcy Code, (3) pursuing claims for post-petition and post-confirmation interest, and (4) pursuing claims for pre-petition and post-petition liquidated damages for failing to provide production information (collectively, the "Lessor Claims"), or (ii) affect, modify, or impair the rights of the BBP Groups or Y-Bar to fully pursue all of their post-Effective Date rights, remedies and claims under the BBP Leases and Y-Bar Leases. The Lessor Claims may be pursued via the claims objection process set forth in the Plan or via a properly filed adversary proceeding filed in the Bankruptcy Case, and the Debtors' rights to object to the Lessor Claims on any basis or to the commencement of any adversary proceeding are fully preserved. Nothing herein shall restrict the BBP Groups or Y-Bar from seeking to have the Lessor Claims litigated in another jurisdiction pursuant to approval by the Bankruptcy Court, provided, however, that the Debtors' rights to oppose such relief are fully preserved.
65.    Resolution of EFG Objection. Eagle Ford Gathering LLC ("EFG") is a party to a gas services agreement with Debtor Swift Energy Operating, LLC ("Operating") dated June 1, 2012, as amended (referred to herein as the "GSA"). On March 9, 2016 [D.I. 393], the Debtors filed a notice indicating its intention to reject the GSA. Operating and EFG have reached an agreement whereby Operating will assume the GSA, as amended by agreement between Operating and EFG, with such amended GSA to continue through August 31, 2020. The amended GSA contains, inter alia, modified quantities of gas to be delivered to EFG at the delivery points described therein, provides for payment of any deficiency amount currently owed under the GSA to be amortized over 6 months and for the cessation of a deficiency amount going forward, as that term is described in the GSA, beginning on April 1, 2016. Further, the GSA provides for a dedication of 100% of gas produced from certain wells described therein (limited to Swift's current net production interest as described therein), such dedication agreed by the parties to be a covenant running with the land, as described in the term sheet and amendment to the GSA. The Debtors' notice of rejection of the GSA and EFG and Copano Energy Services/Upper Gulf Coast LLC's objection to the Plan shall both be deemed withdrawn upon the entry of the confirmation order and approval of this amendment. This amendment is included in the confirmation order out of an abundance of caution that the amendment might be construed to be outside the ordinary course of business of the Debtor.

66.    Resolution of Vincent and Mitchell Objections. In resolution of the objections of Vincent and Mitchell, the Debtors agree as follows: (i) Bruce Vincent shall have an Allowed General Unsecured Claim in the amount of $1,000,000, which will be paid on the Effective Date; (ii) James Mitchell shall have an Allowed General Unsecured Claim in the amount of $166,500; and (iii) the contracts of Vincent and Mitchell shall be removed from Exhibit V.C. of the Plan. Upon payment of the foregoing, the proofs of claim of Vincent and Mitchell, if any, shall be withdrawn, and Vincent and Mitchell shall be deemed to have released the Debtors of any and all liability as set forth in Section IV.J.3.b of the Plan.
67.    Resolution of the DOI Objection. Notwithstanding any provision in the Plan Documents, with respect to any interests in contracts, lease(s), covenants, operating rights agreements, rights-of-use easement, and rights-of-way or other interests or agreements (collectively, the "Federal Leases") with the federal government or involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (collectively, "Indian Landowners") or held by such Indian Landowners in fee with federal restriction on alienation (collectively, "Indian Land"), the Debtors and the Reorganized Debtors will comply with all applicable non-bankruptcy law and nothing in the Plan Documents shall be construed as a compromise or settlement of any claim or interest with respect to the Federal Leases. Nothing in the Plan Documents shall otherwise affect any decommissioning obligations and financial assurance requirements under the Federal Leases, as determined by the United States and any applicable Indian Landowner that must be met by the Debtors or the Reorganized Debtors. The United States' rights to offset or recoup any amounts due under, or related to any Federal Leases are expressly preserved. In addition, the second sentence of Section IV.F.2 of the Plan will not apply with respect to the Federal Leases.

BB.    Substantial Consummation
68.    On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

CC.    Final Order
69.    This Order is a Final Order, and the period in which an appeal must be filed shall commence immediately upon the entry hereof.

DD.    Order Effective Immediately
70.    Notwithstanding Bankruptcy Rules 3020(e) and 7062 or otherwise, the stay provided for under Bankruptcy Rule 3020(e) shall be waived and this Order shall be effective immediately and enforceable upon entry. The Debtors are authorized to consummate the Plan and the transactions contemplated thereby immediately after entry of this Order and upon, or concurrently with, the satisfaction or waiver of the conditions to the Effective Date set forth in the Plan.

EE.    Reversal
71.    If any or all of the provisions of this Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Order and the Plan and all related documents or any amendments or modifications thereto.

FF.    Notice of Confirmation of the Plan
72.    Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtors or the Reorganized Debtors are directed to serve a notice of the entry of this Order and the establishment of bar dates for certain Claims hereunder, substantially in the form of Appendix II attached hereto and incorporated herein by reference (the "Confirmation Notice"), on all parties that received the Confirmation Hearing Notice, no later than twenty (20) Business Days after the Confirmation Date; provided, however, that the Debtors or the Reorganized Debtors shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Interests as of the Confirmation Date; and provided, further, that no service of the Confirmation Notice shall be required to be made upon any person to whom the Debtors mailed (a) a notice of the commencement of these Reorganization Cases, (b) the meeting of creditors pursuant to section 341 of the Bankruptcy Code, (c) notice of bar dates for filing proofs of claim established in these Reorganization Cases or (d) the Solicitation Packages or other materials referenced in the Solicitation Affidavits of Service, and received any such notice or materials returned by the United States Postal Service (or other applicable courier or delivery service) marked "undeliverable," "forwarding order expired" or any similar marking or reason, unless the Debtors have been informed in writing by such person of that person's new address. As soon as practicable after the entry of this Order, the Debtors shall make copies of this Order and the Confirmation Notice available on KCC's website at kccllc.net/swiftenergy.

73.    Service of the Confirmation Notice described in the preceding paragraph in the time and manner set forth therein shall constitute due, adequate and sufficient notice and no other or further notice shall be necessary.

Dated: March 31, 2016 Wilmington, Delaware	/s/ Mary F. Walrath THE HONORABLE MARY F. WALRATH UNITED STATES BANKRUPTCY JUDGE

APPENDIX I
PLAN OF REORGANIZATION
[WITHOUT EXHIBITS]
APPENDIX II
CONFIRMATION NOTICE

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re SWIFT ENERGY COMPANY, et al., Debtors.	: : : : : : :	Chapter 11 Case No. 15-12670 (MFW) (Jointly Administered)

NOTICE OF: (I) ENTRY OF ORDER CONFIRMING
SECOND AMENDED PLAN OF THE DEBTORS AND DEBTORS
IN POSSESSION; (II) EFFECTIVE DATE; AND (III) BAR DATES FOR
CERTAIN ADMINISTRATIVE CLAIMS AND PROFESSIONAL FEE CLAIMS
PLEASE TAKE NOTICE OF THE FOLLOWING:
1.    Confirmation of the Plan. On March 30, 2016, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Second Amended Plan of the Debtors and Debtors in Possession, dated March 28, 2016 (the "Plan"), in the chapter 11 cases of the above-captioned debtors (collectively, the "Debtors"). Unless otherwise defined in this notice, capitalized terms and phrases used herein have the meanings given to them in the Plan and the Confirmation Order. Copies of the Plan and the Confirmation Order may be obtained free of charge at www.kccllc.net/swiftenergy.
2.    Effective Date. Pursuant to the Confirmation Order, the Reorganized Debtors hereby certify and give notice that the Plan became effective in accordance with its terms, and the Effective Date occurred, on [__].
3.    Bar Dates.
a.    General Bar Date for Administrative Claims. Except as otherwise provided in Section III.A.1.e.ii. of the Plan, the Bar Date Order, the Confirmation Order or this Notice, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a
________________

1
The Debtors are the following nine entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): Swift Energy Company (0661); Swift Energy International, Inc. (6721); Swift Energy Group, Inc. (8150); Swift Energy USA, Inc. (8212); Swift Energy Alaska, Inc. (6493); Swift Energy Operating, LLC (2961); GASRS LLC (4381); SWENCO-Western, LLC (0449); and Swift Energy Exploration Services, Inc. (2199). The address of each of the Debtors is 17001 Northchase Drive, Suite 100, Houston, Texas 77060.

request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by 120 days after the Effective Date.
b.    Professional Fee Claims. Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 50 days after the Effective Date or (2) 30 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional's Final Fee Application.

NAI-1500926227v8

Dated: Wilmington, Delaware ___________, 2016

Daniel J. DeFranceschi (DE 2732)
Zachary I. Shapiro (DE 5103)
Brendan J. Schlauch (DE 6115)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

-and-

Gregory M. Gordon (TX 08435300) JONES DAY 2727 N. Harwood Street Dallas, Texas 75201 Telephone: (214) 220-3939 Facsimile: (214) 969-5100

Thomas A. Howley (TX 24010115) Paul M. Green (TX 24059854) JONES DAY 717 Texas, Suite 3300 Houston, Texas 77002 Telephone: (832) 239-3939 Facsimile: (832) 239-3600

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

NAI-1500926227v8